Exhibit 99.4

As of July 17, 2019

Lone Star Value Management, LLC
53 Forest Ave., 1st Floor
Old Greenwich, Connecticut 06870

Re: ATRM Holdings, Inc. – Promissory Note

Ladies and Gentlemen:

Reference is hereby made to that certain PROMISSORY NOTE (the “Note”) dated as of December 17, 2018, executed by ATRM HOLDINGS, INC. (the “Debtor”), in favor of the holder of the Note, LONE STAR VALUE MANAGEMENT, LLC (the “Holder”), in the principal amount of THREE HUNDRED THOUSAND DOLLARS ($300,000.00). Capitalized terms used herein shall, unless otherwise indicated, have the respective meanings set forth in the Note.

Section 1. Waiver and Consent. (a) The Holder hereby acknowledges and agrees that no Event of Default under Section 4(vi) of the Note will arise with respect to the closing (the “Closing”) of that certain Agreement and Plan of Merger by and among Digirad, Digirad Acquisition Corporation and the Debtor dated as of July 3, 2019 (the “Merger Agreement”).

(b)       In the event of the Closing of the Merger Agreement, the Holder hereby waives any right pursuant to Sections 4 and 9(i) to accelerate all payments due under the Note or any other right or remedy available under the Note to the Holder with respect to the Closing.

(c)       The Holder hereby further acknowledges and agrees that any amendments to the Debtor’s articles or bylaws to be entered into at Closing shall not constitute a breach of the covenants of the Debtor pursuant to Section 5(d) of the Note, and the Holder hereby consents to any such amendments entered into at Closing.

Section 2. Ratification. Except as expressly provided for herein, by execution of this letter in the space provided below, Debtor ratifies and confirms that the Note, and all renewals, extensions, and restatements of, and amendments and supplements to, any of the foregoing, are and remain in full force and effect in accordance with their respective terms.

Section 3. Severability. In case any one or more of the provisions contained in this letter should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

Section 4. Section Headings. Section headings herein have been inserted for reference only and shall not be deemed to limit or otherwise affect, in any manner, or be deemed to interpret in whole or in part any of the terms or provisions of this letter.

Section 5. No Impairment. The waiver hereby granted by Holder does not, other than to the extent expressly waived or amended hereby, (a) constitute a waiver or modification of any other terms or provisions set forth in the Note, (b) impair any right that the Holder may now or hereafter have under or in connection with the Note, or (c) impair the Holder’s rights to insist upon strict compliance with the Note, as modified hereby. The Note continues to bind and inure to the parties and their respective successors and permitted assigns.

As of July 17, 2019

Section 6. Counterparts. This letter may be signed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of this letter by facsimile or other electronic transmission shall be as effective as delivery of a manually executed counterpart hereof.

Section 7. Construction. This letter shall be construed without any regard to any presumption or rule requiring construction against the party causing such instrument or any portion thereof to be drafted.

SECTION 8. ENTIRE AGREEMENT. THIS LETTER AND THE NOTE EMBODY THE FINAL, ENTIRE AGREEMENT AMONG THE PARTIES HERETO AND SUPERSEDE ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS, AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER HEREOF, AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF THE PARTIES HERETO. THERE ARE NO ORAL AGREEMENTS AMONG THE PARTIES HERETO.

[Remainder of Page Intentionally Left Blank;
Signature Page to Follow.]

Please execute a copy of this letter in the space provided below to acknowledge your agreement to the foregoing.

Sincerely,

ATRM HOLDINGS, INC.

By:	/s/ Daniel M. Koch
Name:	Daniel M. Koch
Title:	President and Chief Executive Officer

Lone Star Value Management, LLC

By:	/s/ Jeffrey E. Eberwein
	Name:	Jeffrey E. Eberwein
	Title:	Managing Member